Exhibit 10.1

To:	Camtech Pte Ltd

5 Jalan Kilang Barat

#01-01 Petro Centre

Singapore 159349

April 23, 2024

Dear Meng Han, dear Siew Hwa

Based on your email offer dated April 12, 2024, regarding the US Unyvero Business, we would like to propose the following counteroffer:

US $218k (will be formally offered to Dr. Volker Danckelmann via the current Curetis GmbH) for all of the existing Unyvero systems deployed in the field (27 Analyzers, 18 Lysators and 17 Cockpits) and all of the commercial customer contracts. It is understood that while OpGen will assign these contracts, such assignment is subject to approval by the respective customer counterparty.

Monthly consulting services and support contract of US $17,500 with OpGen Inc. for services to be provided in the maintenance of existing business, hand-over and transition of the US Unyvero business and customer accounts by Faranak Atrzadeh and Oliver Schacht. Such contract to start effective immediately and will be prorated for the month of April 2024. For the avoidance of doubt, any field service engineering or logistics services to be provided by third party consultants or parties other than Ms. Atrzadeh and Mr. Schacht shall be invoiced at passthrough costs only.

After the end of June 2024, such services may be directly arranged between Curetis / Camtech and the individuals providing such services on a direct consulting or service contract basis.

For the above-mentioned elements, this letter shall be deemed to constitute a binding purchase order and acknowledgement of the same by both parties. OpGen shall invoice Camtech with such invoice payable within 10 days of receipt. For the avoidance of doubt, the below-mentioned additional Unyvero systems and components are not yet part of such a binding PO.

For the remaining inventory of Unyvero systems and spare parts, OpGen offers such a sale at the following price, to be triggered and paid within 3 months of signing:

Alabama warehouse: for the remaining inventory of Unyvero systems at that location including the takeover of the warehouse lease by Camtech / Curetis going forward:

-	16 Analyzers (@$2.7k each), 9 Lysators (@$500 each), 10 Cockpits (@ $300 each): $ 50,700

Ramar Maryland warehouse (incl 2 Analyzers and Lysators at Zollner in Germany owned by OpGen Inc. and 1 Lysator at Curetis in Germany owned by OpGen Inc.): for the remaining inventory of Unyvero systems at that location including the takeover of the warehouse lease by Camtech / Curetis going forward:

-	35 Analyzers (@$2.7k each), 22 Lysators (@$500 each), 13 Cockpits (@ $300 each): $ 109,400

If Camtech decides not to take the units within the 3-month period, it shall be able to purchase them within a 1 year period at a 10% higher price plus the warehouse leasing cost.

/s/ David Lazar		/s/ Oliver Schacht
Name:	David Lazar	Name:	Oliver Schacht
Title:	CEO	Title:	Executive VP Corporate Development
	OpGen Inc.		OpGen Inc.
Date:	23-April-2024	Date:	23-April-2024

Acknowledged and accepted per the terms offered above by

/s/ Meng Han Kuok		/s/ Siew Hwa Ong
Meng Han Kuok		Siew Hwa Ong
Title:	Managing Director	Title:	Managing Director
	Camtech Pte Ltd		Camtech Pte Ltd
Date:	23-April-2024	Date:	23-April-2024